Filed pursuant to Rule 424(b)(3)
SEC File No. 333-264771

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated May 13, 2022)

OTONOMO TECHNOLOGIES LTD.

PRIMARY OFFERING OF
13,825,000 ORDINARY SHARES

SECONDARY OFFERING OF
80,122,337 ORDINARY SHARES,
5,200,000 WARRANTS TO PURCHASE ORDINARY SHARES AND
5,200,000 ORDINARY SHARES UNDERLYING WARRANTS
OF
OTONOMO TECHNOLOGIES LTD.

This prospectus supplement updates, amends and supplements the prospectus dated May 13, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-264771). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information on Otonomo’s first quarter 2022 operational and financial results, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “OTMO” and “OTMOW,” respectively. On May 16, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $1.36 per ordinary share and $0.12 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2022.

First Quarter 2022 Highlights and Recent Developments

First Quarter 2022 Financial Highlights
•	Total revenue for the first quarter was $1.03 million compared to $0.22 million in the first quarter 2021
•	GAAP operating loss for the first quarter was $15.1 million compared to a loss of $4.3 million in the first quarter 2021
•	Non-GAAP operating loss for the first quarter was $12.5 million compared to a loss of $3.8 million in the first quarter 2021
•	Cash and cash equivalents and restricted cash as of March 31, 2022, was $196.8 million

First Quarter 2022 Company Highlights
•	Added 10 new customers
•	Quarterly recurring revenue grew 40% compared to the previous quarter
•	Recurring revenue backlog more than doubled compared to the previous quarter
•	Bookings* of recurring revenue nearly doubled compared to the previous quarter
•	Backlog** increased 61% compared to the previous quarter and 207% year over year
•	Signed one of the top 5 global OEM’s bringing the total number of OEM contracts to 23. Those combined contracts represent over 50M addressable connected vehicles
•	Average sales cycle time decreased 30% compared to the previous quarter and decreased 20% year over year
•	Acquired The Floow, a leader in connected insurance technology

*Booking: Total value of contract that was signed during the reporting quarter over the full term of the contract.

**Backlog: Secured future revenue as of end of quarter.

Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Otonomo uses non-GAAP measures of operating loss, which are adjustments from results based on GAAP to exclude, as applicable, stock-based compensation expenses, amortization of intangible assets and depreciation. Otonomo’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of Otonomo’s ongoing core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such has determined that it is important to provide this information to investors.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in $ thousands)

	Three-months Period Ended
	March 31
	2022	2021

GAAP operating Loss	(15,121)	(4,339)

Share-based compensation (1)	2,197	539
Amortization and depreciation (2)	455	31
	2,652	570

Non-GAAP operating Loss	(12,469)	(3,769)

1. Share-based compensation:

Research and development	519	274
Sales and marketing	665	111
General and administrative	1,013	154
	2,197	539

2. Amortization and depreciation:

Technology amortization	417	-
Depreciation of property and equipment	38	31
	455	31